EXHIBIT 10.2

MANUFACTURING AGREEMENT

     This Agreement made this 9th day of July, 2004, by and between Applied Laboratories. Inc., an Indiana corporation having a principal place of business at 3240 North Indianapolis Road, Columbus, Indiana 47202 (“Applied”) and Matrixx Initiatives, Inc, having a principal place of business at 4742 North 24th Street; Suite #455, Phoenix, AZ 85016. (“Customer”).

     WHEREAS, Customer desires to purchase product and Applied desires to manufacture and sell such product to Customer in accordance with and subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

I-DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

     1.1 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

     1.2 “cGMP” shall mean current Good Manufacturing Practices as defined in the FDA regulations, 21 CFR Parts 210-211 effective as of the date of manufacture of a lot of Product.

     1.3 “Labeling” shall mean all labels and other written, printed, or graphic matter (a) upon the Product or any container and/or wrapper utilized with the Product or (b) accompanying the Product, including, without limitation, product inserts, which bear the trademarks or trade dress of Customer, or other matter designated in the Specifications or on approved samples submitted by Customer to Applied.

     1.4 “Product(s)” shall mean products listed in attachment C which is incorporated herein by reference, and which may be amended from time to time by written agreement of the parties, more particularly described in the Specifications, in finished form for distribution to the consumer, or in bulk packaging for delivery to Customer, or to a third party at Customer’s direction, for further processing.

     1.5 “Specifications” means the written specifications for the Product, containing the manufacturing and testing requirements for the Product, as well as raw material, packaging component, labeling, and quality assurance specifications, which are set forth in Attachment A to this agreement which is incorporated herein by reference, and which may be amended from time to time by written agreement of the parties.

II-PRODUCT MANUFACTURE: TERMS

     2.1 Purchase and Sales: Subject to the terms and conditions of this Agreement, Applied shall manufacture and sell Product to Customer; and Customer shall purchase such Product from Applied.

     2.2 Purchase Orders: Upon receipt of purchase orders from Customer specifying Product, quantities, and requested delivery date, Applied shall purchase ingredients meeting Customer’s Specifications in the amounts necessary for manufacture of Customer’s Product (including an allowance of up to 5% for scrap). Attachment B, which is incorporated herein by reference and which may be amended from time to time by written agreement of the parties, shall indicate the responsibilities of Applied for procuring any or all of the required raw materials. If Customer should decide to cancel any purchase order or change the Specifications with regard to the Product, Customer shall be liable for any raw materials purchased, limited to quantities as specified on the purchase order, by Applied on Customer’s behalf prior to Applied receiving written notice of such cancellation or change. In the event of such a cancellation, Customer shall purchase from Applied, at Applied’s actual cost therefore (including shipping and handling), any such inventory which has been purchased in accordance with this Section. Customer shall have the right to verify the quantity of all such inventory.

     2.3 Documentation:

     (a) A Master Batch Record detailing the processes and procedures for manufacturing the Product in conformance with the Specifications shall be generated by Applied and shall be reviewed and approved in writing by Applied and by Customer. Any substantive change to an approved Master Batch Record will be reviewed and approved in writing by Applied and by Customer prior to said change being implemented. It is the responsibility of Customer to ensure that proper regulatory agencies approve the suggested changes, if necessary. Each batch of Product shall be produced according to and shall be documented in a Production copy of the Master Batch Record. Each Production Batch Record shall be assigned a unique batch number. Any deviation from the specified manufacturing process must be documented in the Production Batch Record. Applied shall provide Customer with a copy of a completed Production Batch Record upon request.

     2.4 Release Procedure: Applied shall manufacture, package, label, and test Product in accordance with the written Specifications approved by Customer: The Product shall be shipped to Customer in the quantities specified in the purchase order (±10%) after release by Applied if it passes all tests as specified.

     2.5 Delivery: Delivery terms shall be F.O.B., Columbus, Indiana. Applied shall ship Product in accordance with Customer’s directions as specified in purchase orders issued pursuant to Section 2.2. Customer shall be responsible for all freight and delivery charges, including without limitation insurance charges, and shall assume all risk of loss of the Product after delivery to the designated carrier. Applied will not be responsible for environmental conditions during shipping unless such environmental conditions during shipping are specified by Customer, in writing, prior to shipment of Product. All shipping instructions of Customer shall be accompanied by the name and address of the recipient and the shipping date.

     2.6 Rejected Products/Shortages:

     (a) Notwithstanding any payment made by Customer, Customer shall perform an incoming inspection of all Product. Within thirty (30) calendar days after receipt of Product by Customer, Customer shall notify Applied in writing of any claim relating to: (i) damaged, defective, or nonconforming Product or (ii) any shortage in quantity of such shipment of Product or (iii) of any breach of warranties pursuant to Article VII hereof. Any Product not rejected within such thirty (30) day period shall be deemed accepted and Customer shall be deemed to have waived its right to revoke acceptance.

     (b) Upon receipt of notice of rejection of Product, Applied will investigate such alleged nonconformity, and (i) if Applied agrees such Product is non-conforming as a result of an act or omission of Applied, deliver to Customer a corrective action plan within 10 (ten) business days after receipt of Customers notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Customer or Applied, or (ii) if Applied disagrees with Customer’s determination that the Product is non-conforming as a result of the action (or inaction) of Applied, Applied shall so notify Customer in writing.

     (c) In the event of a conflict between the test results of Applied and the test results of Customer with respect to any rejected Product, which Applied and Customer are unable to resolve, a sample of such Product shall be submitted by Applied to an independent laboratory, reasonably acceptable to both parties, for testing against the Specifications. The test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made.

     (d) In the event of rejection, shortage or breach, at Customer’s election Applied shall replace the rejected Product or permit Customer to purchase only acceptable units of Product at the quoted price (unless a conflict exists between the test results of Customer and the test results of Applied with respect to the rejected Product, in which case Subsection (c), above, shall be applicable). Customer shall not be required to pay for rejected product or shortages unless and until such Product is replaced by Applied. Applied shall be responsible to reimburse Customer for all Customer’s reasonable costs incurred for ingredients supplied by Customer that are used in any rejected Product. Applied shall make arrangements with Customer for the return or destruction of any rejected Product. The costs for such return shipping and destruction are to be paid by Applied.

     2.7 Price:

     (a) Applied shall charge Customer and Customer shall pay a price for the Products as set forth in Attachment C which is incorporated herein by reference. Customer agrees that the product prices are predicated upon agreed aggregate minimum annual requirements set forth in attachment C.

     (b) Payment for all Product purchased hereunder shall be net thirty (30) days from date of invoice which shall issue upon shipment of a lot of Product from Applied. Any payment due under this Agreement, for which there is no dispute by Customer, not received within thirty (30) days of any invoice shall bear interest at two percent (2%) per month.

     (c) In the event the Specifications for the Product are changed upon the request of Customer and with the agreement of Applied, an appropriate change agreed to by the parties shall be made in the cost for such Product and such changes shall be set forth in the Attachments which shall list a mutually agreed upon effective date for such price change.

     2.8 Price Negotiation: Applied and Customer shall negotiate in good faith to determine the price for the Product for each year after the last year of the Agreement. Such negotiations shall commence prior to the anniversary date and shall be concluded not less than fifteen (15) days prior to the anniversary date. Any agreement as to price by the parties shall not act to waive either party’s right to nonrenewal as set forth in Section 4.1.

     2.9 Professional Services: At Customer’s written request and upon terms and conditions agreed upon by both parties, Applied’s pharmaceutical scientists and regulatory personnel may perform and/or advise Customer with respect to development studies, formulation, packaging, stability, and manufacturing process development and validation in connection with Product (“Professional Services”). However, in no event will Applied be responsible for supplying Customer with Professional Services pursuant to this Agreement except as specifically set forth in a written amendment or separate agreement signed by both parties.

     2.10 Non-Compete: During the Non-Competition Period (as defined below) Applied hereby agrees that it will not and will not permit any of its affiliates to, directly or indirectly, Compete (as defined below) with Customer anywhere in the United States of America.

     The “Non-Competition Period” means the period commencing with the execution of this Agreement and continuing through July 9, 2007. Upon termination of this Agreement by

Customer prior to July 9th, 2007, the Non-Competition Period shall expire at the earlier of (i) one year after the date of such early termination of the Agreement by Customer or (ii) July 9th, 2007, but such a reduction in the length of the Non-Competition Period shall occur only if Applied has not breached the Agreement prior to the termination of the Agreement by Customer.

     The term “Non-Compete” means that Applied and its affiliates will not manufacture, produce, sell, or assist in the manufacture, production, or sale of products (regardless of package format) similar to and competitive with the gel-based and liquid-based cold-remedy products containing zinc and/or zinc compounds as active ingredient(s) produced for Customer that are listed on (Attachment C) and manufactured by Applied, as such list will be expanded as additional products are produced in the future for Customer by Applied.

     Customer agrees to waive non-compete in the event that customer purchases less than 75% of the total volume of products listed in attachment C from Applied; provided, however, that such a waiver of the non-compete shall not be construed as a grant to Applied of any license to use any intellectual property of Customer relating to the Products or otherwise. Calculation method and limitations are as follows:

(a)	Calculation:

[Applied %] = [(VA)/ (VA + VB)] x 100%

Where:	VA = Total sellable units of product covered in non-compete and produced by Applied.

VB = Total sellable units of product covered in non-compete and produced by others.

Note: For bulk solutions covered by 2.10, volumes are calculated as total equivalent sellable units produced by the bulk solution.

Note: Volume is considered on an average per product, per calendar year, such that VA and VB for a given calendar year are calculated in retrospect after all annual production is complete.

(b)	Should Applied lack sufficient capacity to supply 75% of products covered in this non-compete, Customer shall have the right to procure the difference elsewhere, and the non-compete shall remain in effect, regardless of percentage of products produced by applied.

III-TRADEMARKS

     3.1 Trademarks: During the term of this Agreement, Customer shall sell the Product purchased from Applied pursuant to this Agreement under its own trademarks and trade dress. Applied acknowledges that such trademarks, trade dress, and any other designations of the Product labels and packages are the sole property of Customer, and that Applied’s labeling of the Product under Customer’s trademarks and trade dress shall not be construed as granting any right in such trademarks or trade dress to Applied.

IV-TERM AND TERMINATION

     4.1 Term: Agreement will commence on July 9th, 2004 and unless terminated earlier in accordance with this Article IV shall continue until July 9th, 2007 (3 years). Thereafter, this Agreement shall be renewed in its entirety for one year terms unless either party notifies the other in writing of nonrenewal at least thirty (30) days prior to the termination date, except as provided in Section 4.2(v).

     4.2 Termination: This Agreement can be terminated by either party upon thirty (30) days written notice to the other party in the event of any of the following: (i) if any provision herein is breached, unless such breach is corrected within the thirty (30) day notice period; (ii) if either party becomes insolvent or bankrupt, is unable to satisfy obligations as they become due, or enters into any arrangement with its creditors or enters into liquidation; (iii) Customer determines in its sole discretion that it will no longer market the Products; (iv) if conditions constituting force majeure as defined in Article VII exist for a period in excess of ninety (90) days in any six-month period; or, (v) if there is a failure to reach agreement as to price as per section 2.6 and with thirty (30) days notice.

     4.3 Failure to Supply: In event that Applied fails to supply the total quantity (within 10% as stated in a purchase order) of Product ordered by Customer in accordance in Section 2.2 within thirty (30) days of the due date as stated in the P.O., Customer shall have the right to terminate this Agreement, unless such failure is excused pursuant to Section 7.5, or for which a dispute may arise which is ultimately resolved in favor of Applied as per Section 2.6, or which is delayed primarily due to the action or inaction of Customer including, but not limited to; (i) failure to supply customer-supplied components according to the lead times as stated in Attachment B, (ii) failure to review and approve any batch documentation, specifications, test methods or test results in a timely manner. P.O. due dates shall conform to the lead times as stated within Attachment B and such lead times shall commence upon confirmation of receipt of a particular P.O. by Applied to Customer.

     4.4 Nonwaiver: Failure to terminate under any of the foregoing grounds or to exercise any right or remedy hereunder shall not constitute a waiver of the right to terminate on that or other grounds or to exercise such other right or remedy in the future.

     4.5 Survival: Termination, expiration, cancellation or abandonment of this Agreement, through any means and for any reason shall not relieve either party of its obligations incurred prior to termination or extinguish any obligation or right expressly provided in this Agreement to survive the termination of this Agreement. Sections headed Non-Compete, Term and Termination, Warranties, Product Recalls, Confidentiality, and Indemnification shall survive the termination or cancellation of this Agreement for any reason.

     4.6 Payment on Termination: In the event of the termination or cancellation of this Agreement, except for termination in the event of breach of contract by Applied, Customer shall reimburse Applied for:

     (a) all raw materials ordered by customer for reason set forth in section 4.2 (iii) prior to termination and not cancelable at no cost to Applied, (b) all work-in-process commenced by Applied, (c) all finished goods produced by Applied, and (d) all reasonable out of pocket expenses and losses incurred by Applied because of the termination. Following expiration or termination, Applied shall ship such materials to Customer at Customer’s cost and per Customer’s instructions. Payment for all expenses described in Section 4.6 shall be net thirty (30) days from the invoice date.

V-CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

     5.1 Certificates of Analysis: Applied shall test or cause to be tested each lot of Product purchased pursuant to this Agreement as per the Specifications. For each lot of Product tested, each test shall set forth the items tested, specifications, and test results in a certificate of analysis which Applied shall send or cause to be sent to Customer. Customer is entitled to rely on such certificates for all purposes of this Agreement.

     5.2 Certificates of Manufacturing Compliance: Applied shall provide or cause to be provided, if requested, a certificate of manufacturing compliance or manufacturing lot record which will certify that the lot of Product was manufactured in accordance with the Specifications and applicable current Good Manufacturing Practice regulations (cGMPs) promulgated by the FDA, as the same may be amended from time to time.

     5.3 Compliance Audit: Except with respect to information and operations which constitute Applied trade secrets, Customer, upon prior written notice and during normal business hours, shall have the right to inspect Applied batch records and the portions of Applied’s facility used for the manufacture of Products once annually unless otherwise mutually agreed upon. If Customer chooses to audit Applied more than one time in a calendar year, Customer agrees to reimburse Applied for Applied’s reasonable expenses incurred in hosting the audit. All audited data will be treated as Confidential Information of Applied. Applied shall advise Customer immediately if an authorized agent of the FDA or other governmental agency visits any of Applied’s manufacturing facilities concerning any Product. Applied shall furnish to Customer the report by such agency of such visit as it may apply to any Product within two (2) business days of Applied’s receipt of such report.

     5.4 Annual Quality Review: Customer shall be responsible for evaluating, at least annually, the quality standards of the Product to determine the need for changes in the Product Specifications, manufacturing processes, and/or controlled documents. Applied shall provide Customer with access to all appropriate batch records for each batch of the Product. Customer shall supply Applied a copy of the examination results and recommendations, if any.

     5.5 Distribution Records: Applied shall maintain distribution records which contain all of the appropriate information as specified in the cGMP regulations.

     5.6 Regulatory Compliance: Applied is responsible for cGMP compliance with all Federal, State and local laws and regulations (“Regulations”) as they apply to Applied’s facility and as long as the Products meet the Specifications, Applied shall have no responsibilities for compliance with Regulations as they relate specifically to formulae, labeling or marketing. Customer assumes responsibility for all contact with the FDA and other regulatory bodies, pertaining specifically to Product; provided, however, Applied shall provide to Customer all such information as Customer requires in connection with such contacts with the FDA and other regulatory bodies and Applied agrees to otherwise fully cooperate with Customer in connection with such matters.

VI-PRODUCT RECALLS

     6.1 Product Recalls: In the event (a) any government authority issues a directive or order that a Product manufactured or supplied by Applied hereunder be recalled; or (b) a court of competent jurisdiction orders such a recall; or (c) Customer, or (d) Applied, reasonably determines that any such Product should be recalled, the parties shall take all appropriate corrective actions to best preserve the Product’s good will and reputation. If a recall is due to (a) or (b), the party primarily responsible for the cause of the recall shall assume responsibility for all such costs and expenses and shall reimburse the other party for any costs and expenses incurred by such party. If a recall is due to (c) or (d), the party calling for the recall shall initially bear the expenses of the recall until primary responsibility for the cause of the recall is determined, at which time the party primarily responsible for the cause of the recall shall assume responsibility for all such costs and expenses and shall reimburse the other party for all costs and expenses incurred by such party. If recalled due to nonconformance with the FDA’s current Good Manufacturing Practices, failure to meet the Specifications, or if such recall is otherwise due to the actions or negligence of Applied, Applied shall be considered the party primarily responsible in which case Applied shall be responsible for all expenses of recall and shall hold Customer, its employees and representatives harmless. Otherwise, Customer shall be responsible for all expenses of recall and shall hold Applied, its employees and representatives harmless for this action.

     For the purpose of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification of Customers, the expenses of return and/or destruction of the recalled product, any necessary product rework expense, any legal expenses incurred and other reasonable expenses incurred as a result of the above mentioned action.

     6.2 Consumer Complaints: Complaint files, as required by the cGMP regulations, shall be maintained by Customer. Any complaints received by Applied shall be forwarded to Customer, Customer shall make these complaint files available to Applied in the event they are required during an FDA inspection. Customer shall be responsible for the review of complaints to determine the need for an investigation, or the need to report to the FDA as required by the cGMP regulations. Customer shall notify Applied within five (5) business days upon Customer having received a manufacturing-related complaint which requires investigation. Applied shall promptly conduct an investigation for each manufacturing-related complaint and shall report findings and follow-up of each investigation to Customer. Applied shall cooperate with Customer in the resolution of all complaints of consumers with regard to the Product. In the event of a confirmed complaint relating to safety issues with regard to use of any Product by consumers, the Customer shall determine whether such information must be reported to the FDA and shall take responsibility for making such a report.

     6.3 Returns: Unless otherwise stated in this Agreement or in a separate agreement signed by both parties, returned Product shall be the responsibility of Customer.

VII-WARRANTIES

     7.1 Conformity with Specifications: Applied warrants only that Products sold and delivered pursuant to this Agreement are prepared and tested in accordance with the Specifications and the cGMPs and will conform to the Specifications when delivered.

     7.2 Product Life: Applied warrants that the Product will be manufactured in accordance with all Specifications, but unless otherwise stated in this Agreement, or in a separate agreement signed by both parties, the shelf life (expiration dating) of the Product, supported by appropriate stability data, will be provided to Applied by Customer and Applied makes no warranty regarding shelf life.

     7.3 Extent of Warranty: THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, OR IMPLIED. EXCEPT AS PROVIDED IN PARAGRAPHS 7.1 AND 7.2 ABOVE, APPLIED DOES NOT MAKE ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SUPPLIED BY IT PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT. No representative of Applied may change any of the foregoing warranties except by a written agreement signed by both parties, and Customer accepts the Products subject to all terms hereof.

     7.4 Waiver of Claims: In connection with providing Professional Services, Applied represents only that it will use reasonable care in providing such information as it relates to development studies, formulation, primary packaging and manufacturing process development. Applied makes no representation or warranty, and Customer waives all claims against Applied, its agents or employees, arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of Product developed, formulated, packaged or manufactured in accordance with the Professional Services provided by Applied, except to the extent Applied is negligent in providing such Professional Services.

     7.5 Force Majeure: Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts, such as but not limited to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any order or regulation of any government entity acting with color of right, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party.

VIII-CONFIDENTIALITY

     8.1 This Agreement, by reference, incorporates the Confidentiality Agreement signed by Customer and Applied on November 8, 2002, and is made a part hereof as though fully set forth herein.

     8.2 Each party hereto shall not disclose any confidential information received by it pursuant to this Agreement without the prior written consent of the other. This obligation shall not apply to:

     (a) information which is known to the receiving party at the time of disclosure of information which is independently developed by the receiving party and documented by written records;

     (b) information disclosed to the receiving party by a third party who is not prohibited from making such disclosure;

     (c) information which becomes patented, published or otherwise part of the public domain or information from a third person obtaining such information as a matter of right.

     8.3 Any invention made, conceived or reduced to practice by Applied in connection with the performance of the obligations under this Agreement, during the term of this Agreement or thereafter, whether derived from Applied or Customer, shall be considered confidential information and, to the extent it relates to any of the Products, shall be the exclusive property of Customer, except for any such invention involving the manufacturing processes involved in manufacturing any of the Products, which shall be the exclusive property of Applied. Either party, in its sole discretion, may file for patent protection on its respective inventions as set forth above in its own name, and the other party, upon request, shall promptly sign and deliver any and all documents or information necessary for the securing of such invention in any country as determined by the respective owner of the invention.

     8.4 The parties agree that the existence and contents of this Agreement (including any attachments and schedules) shall not be disclosed to any third party without the prior written consent of the other party, except that in furtherance of this Agreement, and only to the extent which is reasonably necessary for this purpose, its existence or contents may be disclosed to the following who shall also be made subject to the restrictions upon disclosure stated herein to the extent possible; (i) any controlling companies of the parties, (ii) any companies controlled by the parties, (iii) governmental regulatory agencies, including, but not limited to, environmental protection authorities, (iv) contract laboratories, and (v) suppliers of raw materials or components. This obligation of confidentiality shall not apply to required SEC disclosures.

     8.5 Upon termination of this Agreement for whatever reason, each party shall return to the other, or destroy all originals, copies, and derivative forms of disclosed or developed information relating to the purpose of this Agreement; except that one copy of such information may be retained by the receiving party as required by regulatory law for future reference or for archival purposes. These obligations of confidentiality shall survive the termination of this Agreement and shall continue for a term of ten (10) years after the date of expiration or termination of the Agreement.

IX-INDEMNIFICATION

     9.1 Indemnification by Applied: Applied will indemnify and hold Customer and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and insurers of any of them and/or their successors and assigns thereto (collectively the “Affiliates”), free and harmless against any and all liability, damages, losses, costs or expenses (“Liability”) resulting from any third party claims made or Suits brought against Customer to the extent such Liability arises from any act or omission of Applied regarding: (i) the manufacture, storage, handling, use, or misuse of any Product prior to delivery to Customer including Applied’s negligence or willful misconduct in the manufacture of the Product hereunder; (ii) Applied’s compliance or non-compliance with any applicable Federal or State laws or regulations; or (iii) Applied’s failure to perform, in whole or in part, any of its obligations hereunder, including Applied’s breach of any warranty set forth in Article VII hereof.

     9.2 Indemnification by Customer: Customer will indemnify and hold Applied (and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and insurers of any of them and for their successors and assigns thereto (collectively the “Affiliates”), harmless against any and all liability, damages, losses, costs or expenses (“Liability”) resulting from any third party claims made or suits brought against Applied to the extent such Liability arises from any act or omission of Customer regarding; (i) the promotion, storage, handling, distribution. use, misuse or sale of any Product (including, without limiting the generality of the foregoing, any claims, express, implied or statutory, made as to the efficacy or safety thereof) after delivery of the Product to Customer; (ii) any Product labeling or packaging not attributable to Applied’s negligence; (iii) Customer’s compliance or non-compliance with any applicable Federal or State laws or regulations; (iv) any failure of Customer to perform, in whole or in part, any of its obligations hereunder, or (v) Customers manufacture or handling of the bulk drug substance (where applicable), unless caused by the acts or omissions of Applied.

     9.3 Conditions of Indemnification: Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. Each party shall cooperate fully with the other party in the defense of all such claims or suits.

     9.4 Patent Indemnity: Customer warrants that distribution and sale of any Product or bulk drug substance (where applicable) by Customer will not infringe any patent or other proprietary rights and that Customer will indemnify, defend and hold Applied and its Affiliates free and harmless from any damage, judgment, liability, loss, cost or expense, including legal expenses, arising from claims that the distribution or sale of the Product or bulk drug substance infringe patent or other proprietary rights of a third party. Applied warrants that the use of all manufacturing processes utilized in connection with the manufacture of any Product by Applied for Customer will not infringe any patent or other proprietary rights and that Applied will indemnify, defend, and hold Customer and its Affiliates free and harmless from any damage, judgment, liability, loss, cost, or expense, including legal expenses, arising from claims that the manufacturing processes utilized by Applied infringe patent or proprietary rights of a third party.

     9.5 Insurance by Applied: Applied shall procure and maintain, during the term of this Agreement and for a period of one year beyond the expiration date of any Product manufactured for Customer by Applied pursuant to this Agreement, Commercial General Liability Insurance, including without limitation, Contractual Liability coverage (the “Applied Insurance”) in an amount not less than $5,000,000.00 in the aggregate, and $1,000,000.00 per occurrence. Customer shall be named as an additional insured on the Applied Insurance and Applied promptly shall deliver a certificate of Applied Insurance to Customer evidencing such coverage. If Applied fails to furnish such certificates, or if at any time during the term of this Agreement Customer is notified of the cancellation or lapse of the Applied Insurance, and Applied fails to rectify the same within ten (10) calendar days after notice from Customer, in addition to all other remedies available to Customer hereunder, Customer, at its option, may obtain the Applied Insurance and Applied shall promptly reimburse Customer for the cost of the same. Failure of Customer to demand such certificate or other evidence of full compliance with these insurance requirements shall not be construed as a waiver of Applied’s obligation to maintain such insurance. Any deductible and/or self insured retention, as applicable, are the sole responsibility of Applied.

     9.6 Insurance by Customer: Customer shall procure and maintain, during the term of this Agreement and for a period one year beyond the expiration date of any Product manufactured for Customer by Applied pursuant to this Agreement, Commercial General

Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “Customer Insurance”) in an amount not less than $5,000,000.00 in the aggregate, and $1,000,000.00 per occurrence. Applied shall be named as an additional insured on the Customer Insurance and Customer promptly shall delivery a certificate of Customer Insurance to Applied evidencing such coverage. If Customer fails to furnish such certificate, or if at any time during the term of this Agreement Applied is notified of the cancellation or lapse of the Customer Insurance, and Customer fails to rectify the same within ten (10) calendar days after notice from Applied, in addition to all other remedies available to Applied hereunder, Applied, at its option, may obtain the Customer Insurance and Customer promptly shall reimburse Applied for the cost of the same. Failure of Applied to demand such certificate or other evidence of full compliance with these insurance requirements shall not be construed as a waiver of Customer’s obligation to maintain such insurance. Any deductible and/or self insured retention, as applicable, are the sole responsibility of Customer.

X-GENERAL PROVISIONS

     10.1 Notices: Any notices permitted or required by this Agreement, except forecasts and orders, may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery, and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to Customer:

Michael Shaw, Director of Operations
Matrixx Initiatives, Inc.
4742 N. 24th Street
Suite 455
Phoenix, AZ 85016

If to Applied:

Anthony Moravec, CEO
Applied Laboratories, Inc.
P.O. Box 448
Columbus, IN 47202-0448

     10.2 Dispute Resolution:

     (a) The parties agree to affect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

     (b) The parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding arbitration in the manner described below.

     (c) If a party intends to begin arbitration to resolve a dispute, such party shall provide written notice to the ether party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other party may, by written notice to the party initiating arbitration, add additional issues to be resolved. Within twenty (20) business days following the receipt of the original arbitration notice (“Notice Date”) a neutral shall be selected by the American Arbitration Association (AAA), 441 Vine St., Suite 3308, Carew Tower, Cincinnati, OH 45202. The neutral shall be a single individual who shall preside in resolution of any disputes between the parties. The neutral selected shall not be an employee, director or shareholder of either party or of an Affiliate.

     (d) Each party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the American Arbitration Association shall, as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection shall be final.

     (e) (i) No later than twenty (20) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.

          (ii) At least five (5) days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to presenting the proposed ruling, shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.

          (iii) Each party shall be entitled to no more than five (5) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. it shall be the responsibility of the neutral to determine whether the parties have had the five (5) hours to which each is entitled.

          (iv) Each party shall have the right to be represented by counsel. The neutral shall have discretion with regard to the admissibility of any evidence.

          (v) The neutral shall rule on each disputed issue within ten (10) days following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

          (vi) Binding Arbitration shall take place at a location agreed by the parties or, if the parties are unable to agree, then as designated by the neutral. All costs incurred for a hearing room shall be shared equally between the parties.

          (vii) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the parties.

     10.3 Entire Agreement: Amendment: The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written and oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

     10.4 Cumulative Remedies and Waiver: The rights and remedies herein granted to the parties are cumulative and the exercise thereof shall be without prejudice to the enforcement of any other right or remedy authorized by law or this Agreement. None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

     10.5 Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties, and may not be assigned or transferred by either party without the prior written consent of the other.

     10.6 Governing Law: This Agreement is being delivered and executed in the State of Indiana. Any action brought regarding the validity, construction and enforcement of this Agreement, shall be governed by and construed under the laws of the State of Indiana, U.S.A., without regard to its conflicts of law principles.

     10.7 Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

     10.8 Headings, Interpretation: The headings used in this Agreement are for convenience only and are not a part of this Agreement.

     10.9 Attachments: All Attachments referenced herein are hereby made a part of this Agreement.

     10.10 Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     10.11 Independent Parties: This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the parties. Each party shall act hereunder as an independent contractor.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

ACCEPTED BY:		ACCEPTED BY:

Matrixx Initiatives, Inc.		Applied Laboratories, Inc.

By:		By:

	William Hemelt		Anthony Moravec
	Executive Vice President/CFO		CEO

Date:		Date: